PSI INDUSTRIES, INC.
                           1160 B SOUTH ROGERS CIRCLE
                         BOCA RATON, FLORIDA 33487-2709

                                                              July 14, 1999

VIA EDGAR

Michael R. Clampitt, Esq.
Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, DC  20549

         RE: PSI INDUSTRIES, INC. - REGISTRATION STATEMENT ON FORM SB-2 UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") REGISTRATION NO. 333-74111

Dear Mr. Clampitt:

         In accordance with Rules 477 and 478 of the General Rules and Regulations under the Act, because of the change in market conditions affecting our common stock, the registrant, PSI Industries, Inc., hereby requests that the above-referenced Registration Statement be withdrawn.

                                                Very truly yours,

                                                PSI INDUSTRIES, INC.

                                                By: /S/ BENJAMIN COHEN
                                                    -------------------------
                                                      Benjamin Cohen
                                                      Chief Executive Officer

cc:      Michael Clampitt, Legal Examiner
         David Burton, Accounting Examiner